Exhibit 99.1
PRESS RELEASE
Mid Penn Bancorp, Inc.
2407 Park Drive
Harrisburg, PA 17110
1-866-642-7736
CONTACTS

Rory G. Ritrievi Chair, President & Chief Executive Officer	Justin T. Webb Chief Financial Officer
MID PENN BANCORP, INC. REPORTS SECOND QUARTER EARNINGS BEAT
AND DECLARES 55TH CONSECUTIVE QUARTERLY DIVIDEND

July 24, 2024 – Harrisburg, PA – Mid Penn Bancorp, Inc. (NASDAQ: MPB) ("Mid Penn"), the parent company of Mid Penn Bank (the "Bank") and MPB Financial Services, LLC, today reported net income available to common shareholders ("earnings") for the quarter ended June 30, 2024, of $11.8 million, or $0.71 per diluted common share, compared to net income of $4.8 million, or $0.29 per diluted common share, for the second quarter of 2023 and consensus estimate of $0.60 per diluted common share.

Key Highlights of the Second Quarter of 2024:

•Net income available to common shareholders increased 143.4% to $11.8 million, or $0.71 per diluted common share, for the second quarter of 2024, compared to net income of $4.8 million, or $0.29 per diluted common share, for the second quarter of 2023. Net income for the six months ended June 30, 2024, increased 48.82% to $23.9 million, or $1.44 per diluted common share, compared to $16.1 million for the six months ended June 30, 2023, or $1.00 per diluted common share.

•Loan growth for the second quarter of 2024 was $47.1 million, or 4.4% (annualized), as the Bank continued to execute on its restrained growth strategy in 2024. Total loans increased $330.1 million, or 8.18%, compared to the second quarter of 2023.

•Deposits increased $122.6 million, or 11.3% (annualized), during the second quarter of 2024, compared to $32.9 million, or 3.0% (annualized), during the first quarter of 2024. The increase was driven by a $112.1 million increase in interest bearing accounts, and a $47.7 million increase in time deposits.

•Net interest margin increased to 3.12% for the quarter ended June 30, 2024, compared to 2.97% for the first quarter of 2024. Cost of funds held steady at 2.74%, compared to 2.71% for the first quarter of 2024, as the Bank continued to experience strong core deposit growth.

•Book value per common share improved to $33.76 for the quarter ended June 30, 2024, compared to $33.26 and $31.74 for the periods ended March 31, 2024 and June 30, 2023, respectively. Tangible book value per common share improved to $25.75 for the quarter ended June 30, 2024, compared to $25.23 and $23.62 for the periods ended March 31, 2024 and June 30, 2023, respectively. (1)

•Nonperforming assets decreased $5.1 million, or 33%, compared to the first quarter of 2024. The decrease was primarily due to the sale of one foreclosed property, which resulted in a loss on sale of approximately $26 thousand.

•The Board of Directors declared a cash dividend of $0.20 per common share, payable August 26, 2024, to shareholders of record as of August 9, 2024.

(1) Non-GAAP financial measure. Refer to the calculation on the section titled “Reconciliation of Non-GAAP Measures” at the end of this document.

“We are pleased to announce the results of our second quarter, detailed within this earnings release, as they are virtually in lockstep with what we have been signaling over the last nine months. That signal has included restrained loan growth, a focus on core deposit growth and a restraint on noninterest expenses,” Chair, President and CEO Rory G. Ritrievi said. “Within this second quarter, our organic loan growth annualized to 4.4%, which is substantially less than the typical double-digit organic loan growth we have experienced in most of our 15+ years together. Through the first six months of 2024, the organic loan growth rate is just over 5% annualized, which falls right at the level we had signaled coming into the year.”

Ritrievi continued, “In organic deposit growth, the second quarter exceeded expectations. Within the quarter, we grew deposits on an annualized basis of over 11%, which puts us at over 7% annualized growth through the first six months of the year. Again, this is right in line with our plan. Core deposit growth has always been a calling card of Mid Penn over our 15 years together and it is great to see that back on track after a challenging 2023. The combination of restrained loan growth and significant core deposit growth helped us to not only stabilize but also grow our net interest margin within the quarter. That is the first such quarterly growth in that metric since rates began to escalate and the interest rate curve became inverted in 2022.”

“From a noninterest expense standpoint, we decreased our level of expenses within the second quarter at a rate of approximately 4% annualized. Our second quarter 2024 expense run rate was lower than it was in each of the previous four quarters, a great sign for efficiency ratio improvement," Ritrievi added. "The best part of the quarter, however, was our continued strength in asset (loan) quality. Non performing assets decreased 33% within the quarter while our net charge off ratio improved to 0.002% and the coverage ratio improved to 353%. All great signs heading into the last six months of the year.”

Ritrievi concluded, "With all of that in mind, the Board has authorized a quarterly cash dividend of $0.20 per share of common stock, which was declared at its meeting on July 24, 2024, payable on August 26, 2024, to shareholders of record as of August 9, 2024, which we feel allows us to meaningfully share our success while retaining enough profitability to bolster capital ratios and continue to navigate this difficult operating environment."

Net Interest Income
For the three months ended June 30, 2024, net interest income was $38.8 million compared to net interest income of $36.5 million for the three months ended March 31, 2024, and $36.4 million for the three months ended June 30, 2023. The tax-equivalent net interest margin for the three months ended June 30, 2024 was 3.12% compared to 2.98% and 3.31% for the first quarter of 2024, and second quarter of 2023, respectively, representing a 15 basis point ("bp") increase to the first quarter of 2024, and a 17 bp decrease compared to the same period in 2023.
The yield on interest-earning assets increased to 5.69% for the quarter ended June 30, 2024, from 5.51% for the three months ended March 31, 2024, and 5.08% for the three months ended June 30, 2023. These increases were due to assets continuing to reprice at higher rates during the second quarter of 2024, continued discipline on new loan pricing, and an increase in Fed funds sold.
For the six months ended June 30, 2024, net interest income increased 3.8% to $75.2 million compared to net interest income for the same period of 2023.

Average Balances

Average loans increased $59.5 million to $4.4 billion for the quarter ended June 30, 2024, compared to $4.3 billion for the quarter ended March 31, 2024, and $3.8 billion for the quarter ended June 30, 2023. Loan growth for the second quarter of 2024 was $47.1 million, or 4.4% (annualized) as the Bank continued to execute on its restrained growth strategy in 2024.

Average deposits were $4.5 billion for the second quarter of 2024, reflecting an increase of $139.6 million, or 3.2%, compared to total average deposits of $4.3 billion in the first quarter of 2024, and an increase of $394.1 million, or 9.7%, compared to total average deposits of $4.1 billion for the second quarter of 2023. Average balances were impacted by the acquisition of Brunswick Bancorp in the second quarter of 2023. The average cost of deposits was 2.57% for the second quarter of 2024, representing a 12 bp increase and an 79 bp increase from the first quarter of 2024 and the second quarter of 2023, respectively. The Bank continues to face headwinds with respect to deposit pricing, given increased interest rates and competition for deposits across all product types. Our primary focus with respect to deposit strategy is stability, ensuring that our rates are competitive, and our product mix satisfies the needs of our customers. Additionally, Mid Penn also maintains interest rate swaps to hedge the cash flows associated with existing brokered CDs to mitigate the impact of rising deposit costs. Cost of funds held steady at 2.74%, compared to 2.71% for the first quarter of 2024, as the Bank continued to experience strong deposit growth.

Deposits increased $122.6 million, or 11.3% (annualized) to $4.5 billion as of June 30, 2024, compared to $4.4 billion and $4.3 billion at March 31, 2024, and June 30, 2023, respectively. The increase during the second quarter of 2024 was primarily related to a $112.1 million increase in interest bearing deposits, and an increase of $47.7 million in time deposits. Time deposits represented 34.0% of total deposits at March 31, 2024, compared to 34.1% at June 30, 2024. The mix of non-interest-bearing deposits decreased $30.6 million from the first quarter of 2024, representing approximately 17.1% of total deposits at June 30, 2024, compared to 18.4% at March 31, 2024, and 19.2% at June 30, 2023. The average duration of the non-hedged time deposit portfolio was 12 months at June 30, 2024.

Asset Quality

The total provision for credit losses, including provision for credit losses on off-balance sheet credit exposures, was $1.6 million for the three months ended June 30, 2024, an increase of $2.5 million compared to the benefit for credit losses of $(937) thousand for the three months ended March 31, 2024, and a $46 thousand increase compared to the provision for credit losses of $1.6 million for the three months ended June 30, 2023. This increase in provision was driven by a combination of loan growth over the quarter and forecast-driven increases in loss rates across multiple segments of the portfolio. Net charge-offs for the three months ended June 30, 2024, were $18 thousand or less than .001% of total loans.

The provision for credit losses on loans was $1.2 million for the six months ended June 30, 2024, a decrease of $484 thousand compared to the provision for credit losses of $1.6 million for the six months ended June 30, 2023. The decrease in provision for the six months ended June 30, 2024, is primarily due to a decrease in loss factors across all portfolios. The benefit for credit losses on off-balance sheet credit exposures was $497 thousand for the six months ended June 30, 2024. Net charge-offs for the six months ended June 30, 2024, were $62 thousand or 0.001% of total loans.

Allowance for credit losses - loans was 0.81% of loans, net of unearned interest at June 30, 2024, compared to 0.78% and 0.81% at March 31, 2024, and June 30, 2023, respectively.

Total nonperforming assets were $10.4 million at June 30, 2024, compared to nonperforming assets of $15.5 million and $16.3 million at March 31, 2024, and June 30, 2023, respectively. The decrease during the second quarter of 2024 primarily related to the sale of one large property placed in OREO in the first quarter of 2024. Delinquency as a percentage of total loans was 0.57% at June 30, 2024.
Capital
Shareholders’ equity increased $17.3 million, or 3.2%, from $542.4 million as of December 31, 2023 to $559.7 million as of June 30, 2024. Retained earnings increased $17.3 million, or 11.8%, from $154.8 million as of March 31, 2024, to $163.3 million as of June 30, 2024. Regulatory capital ratios for both Mid Penn and its banking subsidiary indicate regulatory capital levels in excess of both the regulatory minimums and the levels necessary for the Bank to be considered "well capitalized" at June 30, 2024. Additionally, Mid Penn declared $3.3 million in dividends during the second quarter of 2024.
On April 24, 2024, Mid Penn’s Board of Directors reauthorized its treasury stock repurchase program ("Program") effective through April 24, 2025. The Program authorizes the repurchase of up to $15.0 million of Mid Penn’s outstanding common stock. During the six months ended June 30, 2024, Mid Penn has repurchased 15,500 shares of common stock at an average price of $20.81. As of June 30, 2024, Mid Penn repurchased 440,722 shares of common stock at an average price of $22.78 per share under the Program. The Program had approximately $5.0 million remaining available for repurchase as of June 30, 2024.
Noninterest Income
For the three months ended June 30, 2024, noninterest income totaled $5.3 million, a decrease of $508 thousand, or 8.7%, compared to noninterest income of $5.8 million for the first quarter of 2024. The decrease is primarily due to a $751 thousand decrease in other miscellaneous noninterest income, driven by a decrease in Bank owned life insurance benefits received, partially offset by a $204 thousand increase in mortgage banking income.
For the six months ended June 30, 2024, noninterest income totaled $11.2 million, an increase of $1.6 million, or 17.0%, compared to noninterest income of $9.5 million for the six months ended June 30, 2023. The increase in noninterest income is primarily due to a $1.5 million increase in other miscellaneous noninterest income.
Noninterest Expense

Total noninterest expense decreased $296 thousand to $28.2 million in the second quarter of 2024 from $28.5 million in the first quarter of 2024. The decrease was driven by a $873 thousand decrease in shares tax, and a $309 thousand decrease in legal and professional fees, partially offset by a $287 thousand increase in FDIC assessments and $481 thousand increase in other miscellaneous noninterest expense.

For the six months ended June 30, 2024, noninterest expense totaled $56.7 million, a decrease of $6.9 million, or 19.7%, compared to noninterest expense of $61.0 million for the six months ended June 30, 2023. The decrease was primarily due to $7.9 million of Brunswick acquisition costs in 2023, partially offset by a $506 thousand increase in salaries and benefits expense, also driven by the Brunswick acquisition, and a $548 thousand increase in FDIC charges due to increased assessment rates.

The efficiency ratio(1) was 63.7% in the second quarter of 2024, compared to 68.8% in the first quarter of 2024, and 64.4% in the second quarter of 2023. The improvement in the efficiency ratio during the second quarter of 2024 compared to the first quarter of 2024 was the result of higher net interest income, and lower noninterest expenses. The change from the second quarter of 2023 was driven by the reduction in noninterest expense from the Brunswick acquisition in 2023. Mid Penn continues to evaluate levels of noninterest expense for opportunities to reduce operating costs throughout the organization.
Subsequent Events
Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission ("SEC"). Accordingly, the financial information in this announcement is subject to change. The statements are valid only as of the date hereof and Mid Penn disclaims any obligation to update this information.
(1)Non-GAAP financial measure. Refer to the calculation on the section titled “Reconciliation of Non-GAAP Measures” at the end of this document.

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This press release, and oral statements made regarding the subjects of this release, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by such forward-looking terminology as "continues," "expect," "look," "believe," "anticipate," "may," "will," "should," "projects," "strategy" or similar statements. Actual results may differ materially from such forward-looking statements, and no reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity; prepayment speeds, loan originations, credit losses and market values on loans, collateral securing loans, and other assets; sources of liquidity; common shares outstanding; common stock price volatility; fair value of and number of stock-based compensation awards to be issued in future periods; the impact of changes in market values on securities held in Mid Penn’s portfolio; legislation affecting the financial services industry as a whole, and Mid Penn and Mid Penn Bank individually or collectively, including tax legislation; results of the regulatory examination and supervision process and oversight, including changes in monetary policy and capital requirements; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or regulatory agencies; increasing price and product/service competition by competitors, including new entrants; rapid technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products/services; containing costs and expenses; governmental and public policy changes; protection and validity of intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks in large, multi-year contracts; the outcome of future litigation and governmental proceedings, including tax-related examinations and other matters; continued availability of financing; the availability of financial resources in the amounts, at the times and on the terms required to support Mid Penn and Mid Penn Bank’s future businesses; material differences in the actual financial results of merger, acquisition and investment activities compared with Mid Penn’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements; the possibility that the anticipated benefits of a transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in legacy Mid Penn and target markets; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of a transaction; the ability to complete the integration of Mid Penn and its target successfully; the dilution caused by Mid Penn’s issuance of additional shares of its capital stock in connection with a transaction; and other factors that may affect the future results of Mid Penn.
For a more detailed description of these and other factors which would affect our results, please see Mid Penn’s filings with the SEC, including those risk factors identified in the "Risk Factors" section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2023 and subsequent filings with the SEC. The statements in this press release are made as of the date of this press release, even if subsequently made available by Mid Penn on its website or otherwise. Mid Penn does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of unanticipated events, except as required by law.

SUMMARY FINANCIAL HIGHLIGHTS (Unaudited):

(Dollars in thousands, except per share data)	Jun. 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023	Jun. 30, 2023
Ending Balances:
Investment securities	$601,683	$615,061	$623,121	$620,636	$634,287
Loans, net of unearned interest	4,364,561	4,317,449	4,252,792	4,145,657	4,034,510
Total assets	5,396,467	5,330,379	5,290,792	5,214,718	5,087,568
Total deposits	4,501,729	4,379,105	4,346,212	4,380,380	4,285,450
Shareholders' equity	559,686	550,968	542,350	528,711	525,888
Average Balances:
Investment securities	608,173	615,687	606,946	619,071	630,750
Loans, net of unearned interest	4,353,360	4,293,828	4,201,092	4,053,514	3,808,717
Total assets	5,378,897	5,319,680	5,226,382	5,106,103	4,827,786
Total deposits	4,451,678	4,312,094	4,402,565	4,361,067	4,057,605
Shareholders' equity	553,675	546,001	537,219	529,067	504,535

	Three Months Ended
Income Statement:	Jun. 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023	Jun. 30, 2023
Net interest income	$38,766	$36,456	$37,000	$37,480	$36,444
Provision for credit losses	1,604	(937)	(664)	2,087	1,558
Noninterest income	5,329	5,837	5,117	5,346	5,220
Noninterest expense	28,224	28,520	28,389	29,229	35,128
Income before provision for income taxes	14,267	14,710	14,392	11,510	4,978
Provision for income taxes	2,496	2,577	2,294	2,274	142
Net income available to shareholders	11,771	12,133	12,098	9,236	4,836
Net income excluding non-recurring income and expenses (1)	11,284	10,673	12,098	9,514	11,112

Per Share:
Basic earnings per common share	$0.71	$0.73	$0.73	$0.56	$0.29
Diluted earnings per common share	0.71	0.73	0.73	0.56	0.29
Cash dividends declared	0.20	0.20	0.20	0.20	0.20
Book value per common share	33.76	33.26	32.72	31.89	31.74
Tangible book value per common share (1)	25.75	25.23	24.67	23.81	23.62

Asset Quality:
Net charge-offs (recoveries) to average loans (annualized)	0.002%	0.004%	0.004%	0.001%	0.018%
Non-performing loans to total loans	0.23	0.24	0.33	0.32	0.39
Non-performing asset to total loans and other real estate	0.24	0.36	0.34	0.35	0.40
Non-performing asset to total assets	0.19	0.29	0.27	0.28	0.32
ACL on loans to total loans	0.81	0.78	0.80	0.82	0.81
ACL on loans to nonperforming loans	352.92	322.69	240.48	252.67	205.65

Profitability:
Return on average assets	0.88%	0.92%	0.92%	0.72%	0.40%
Return on average equity	8.55	8.94	8.93	6.93	3.84
Return on average tangible common equity (1)	11.57	12.15	12.31	9.69	5.55
Net interest margin	3.12	2.98	3.02	3.16	3.31
Efficiency ratio (1)	63.65	68.80	66.42	66.34	64.44

Capital Ratios:
Tier 1 Capital (to Average Assets) (2)	8.4%	8.3%	8.3%	8.4%	9.6%
Common Tier 1 Capital (to Risk Weighted Assets) (2)	9.9	9.6	9.7	9.7	10.7
Tier 1 Capital (to Risk Weighted Assets) (2)	9.9	9.6	9.7	9.7	10.7
Total Capital (to Risk Weighted Assets) (2)	11.8	11.4	11.6	11.7	11.5
(1)Non-GAAP financial measure. Refer to the calculation on the section titled “Reconciliation of Non-GAAP Measures” at the end of this document.
(2)Regulatory capital ratios as of June 30, 2024 are preliminary and prior periods are actual.

CONSOLIDATED BALANCE SHEETS (Unaudited):

(In thousands, except share data)	Jun. 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023	Jun. 30, 2023
ASSETS
Cash and due from banks	$41,666	$33,362	$45,435	$52,509	$70,832
Interest-bearing balances with other financial institutions	25,585	31,801	34,668	12,739	13,332
Federal funds sold	43,193	2,922	16,660	52,851	9,711
Total cash and cash equivalents	110,444	68,085	96,763	118,099	93,875
Investment Securities:
Held to maturity, at amortized cost	393,320	396,998	399,128	401,561	404,831
Available for sale, at fair value	207,936	217,632	223,555	218,662	229,023
Equity securities available for sale, at fair value	427	431	438	413	433
Loans held for sale	8,420	4,581	3,855	4,270	7,258
Loans, net of unearned interest	4,364,561	4,317,449	4,252,792	4,145,657	4,034,510
Less: Allowance for credit losses	(35,288)	(33,524)	(34,187)	(34,004)	(32,588)
Net loans	4,329,273	4,283,925	4,218,605	4,111,653	4,001,922

Premises and equipment, net	34,344	36,068	36,909	38,102	38,483
Operating lease right of use asset	7,925	8,414	8,953	8,693	9,106
Finance lease right of use asset	2,638	2,683	2,727	2,773	2,817
Cash surrender value of life insurance	53,298	52,997	54,497	54,209	53,931
Restricted investment in bank stocks	13,930	17,446	16,768	13,554	11,646
Accrued interest receivable	27,381	26,975	25,820	24,230	19,626
Deferred income taxes	24,520	22,894	24,146	25,110	23,910
Goodwill	127,031	127,031	127,031	127,031	127,031
Core deposit and other intangibles, net	5,626	6,051	6,479	6,970	7,453
Foreclosed assets held for sale	441	5,110	293	905	489
Other assets	49,513	53,058	44,825	58,483	55,734
Total Assets	$5,396,467	$5,330,379	$5,290,792	$5,214,718	$5,087,568

LIABILITIES & SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$770,732	$807,861	$801,312	$803,550	$822,822
Interest-bearing transaction accounts	2,194,948	2,082,846	2,086,450	2,217,885	2,186,734
Time	1,536,049	1,488,398	1,458,450	1,358,945	1,275,894
Total Deposits	4,501,729	4,379,105	4,346,212	4,380,380	4,285,450

Short-term borrowings	200,000	271,849	241,532	139,000	112,442
Long-term debt	23,827	23,941	59,003	58,991	58,981
Subordinated debt and trust preferred securities	46,047	46,201	46,354	46,501	46,648
Operating lease liability	8,344	8,683	9,285	9,097	9,894
Accrued interest payable	18,139	16,330	14,257	14,657	11,115
Other liabilities	38,695	33,302	31,799	37,381	37,150
Total Liabilities	4,836,781	4,779,411	4,748,442	4,686,007	4,561,680

Shareholders' Equity:
Common stock, par value $1.00 per share; 40.0 million shares authorized	17,051	17,006	16,999	16,993	16,980
Additional paid-in capital	406,544	406,150	405,725	405,341	404,902
Retained earnings	163,256	154,801	145,982	137,199	131,271
Accumulated other comprehensive loss	(17,123)	(16,947)	(16,637)	(21,362)	(17,805)
Treasury stock	(10,042)	(10,042)	(9,719)	(9,460)	(9,460)
Total Shareholders’ Equity	559,686	550,968	542,350	528,711	525,888
Total Liabilities and Shareholders' Equity	$5,396,467	$5,330,379	$5,290,792	$5,214,718	$5,087,568

CONSOLIDATED STATEMENTS OF INCOME (Unaudited):

	Three Months Ended
(Dollars in thousands, except per share data)	Jun. 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023	Jun. 30, 2023
INTEREST INCOME
Loans, including fees	$66,096	$63,236	$61,309	$58,792	$52,094
Investment securities:
Taxable	4,143	4,040	4,063	4,106	3,962
Tax-exempt	371	376	378	382	391
Other interest-bearing balances	347	403	139	86	83
Federal funds sold	282	136	228	51	49
Total Interest Income	71,239	68,191	66,117	63,417	56,579
INTEREST EXPENSE
Deposits	28,463	26,332	25,808	23,559	17,927
Short-term borrowings	3,324	4,446	2,506	1,584	1,507
Long-term and subordinated debt	686	957	803	794	701
Total Interest Expense	32,473	31,735	29,117	25,937	20,135
Net Interest Income	38,766	36,456	37,000	37,480	36,444
PROVISION FOR CREDIT LOSSES	1,604	(937)	(664)	2,087	1,558
Net Interest Income After Provision for Credit Losses	37,162	37,393	37,664	35,393	34,886
NONINTEREST INCOME
Fiduciary and wealth management	1,129	1,132	1,323	1,296	1,204
ATM debit card interchange	973	945	979	986	998
Service charges on deposits	539	509	485	509	514
Mortgage banking	628	424	300	382	287
Mortgage hedging	—	—	109	67	128
Net gain on sales of SBA loans	74	107	358	85	128
Earnings from cash surrender value of life insurance	301	284	288	278	292
Other	1,685	2,436	1,275	1,743	1,669
Total Noninterest Income	5,329	5,837	5,117	5,346	5,220
NONINTEREST EXPENSE
Salaries and employee benefits	15,533	15,462	15,215	15,259	15,027
Software licensing and utilization	2,208	2,120	1,826	2,085	2,070
Occupancy, net	1,861	1,982	1,952	1,761	1,750
Equipment	1,287	1,222	1,330	1,292	1,248
Shares tax	124	997	255	808	751
Legal and professional fees	689	998	653	890	602
ATM/card processing	510	534	442	641	532
Intangible amortization	425	428	491	484	461
FDIC Assessment	1,232	945	730	1,746	684
(Gain) loss on sale or write-down of foreclosed assets, net	42	—	—	(18)	(126)
Merger and acquisition	—	—	—	352	4,992
Post-acquisition restructuring	—	—	—	—	2,952
Other	4,313	3,832	5,495	3,929	4,185
Total Noninterest Expense	28,224	28,520	28,389	29,229	35,128
INCOME BEFORE PROVISION FOR INCOME TAXES	14,267	14,710	14,392	11,510	4,978
Provision for income taxes	2,496	2,577	2,294	2,274	142
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$11,771	$12,133	$12,098	$9,236	$4,836

PER COMMON SHARE DATA:
Basic Earnings Per Common Share	$0.71	$0.73	$0.73	$0.56	$0.29
Diluted Earnings Per Common Share	$0.71	$0.73	$0.73	$0.56	$0.29
Cash Dividends Declared	$0.20	$0.20	$0.20	$0.20	$0.20

CONSOLIDATED – AVERAGE BALANCE SHEET AND NET INTEREST INCOME ANALYSIS (Unaudited):

	Average Balances, Income and Interest Rates on a Taxable Equivalent Basis
	For the Three Months Ended
	June 30, 2024			March 31, 2024			June 30, 2023
(Dollars in thousands)	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
ASSETS:
Interest Bearing Balances	$35,618	$347	3.92%	$39,999	$403	4.05%	$7,777	$83	4.28%
Investment Securities:
Taxable	533,748	3,701	2.79	539,674	3,800	2.83	551,832	3,783	2.75
Tax-Exempt	74,425	371	2.00	76,013	376	1.99	78,918	391	1.99
Total Securities	608,173	4,072	2.69	615,687	4,176	2.73	630,750	4,174	2.65

Federal Funds Sold	19,432	282	5.84	10,373	136	5.27	6,035	49	3.26
Loans, Net of Unearned Interest	4,353,360	66,096	6.11	4,293,828	63,236	5.92	3,808,717	52,094	5.49
Restricted Investment in Bank Stocks	16,066	442	11.07	19,439	240	4.97	10,177	179	7.05
Total Earning Assets	5,032,649	71,239	5.69	4,979,326	68,191	5.51	4,463,456	56,579	5.08

Cash and Due from Banks	39,053			38,264			70,378
Other Assets	307,195			302,090			293,952
Total Assets	$5,378,897			$5,319,680			$4,827,786

LIABILITIES & SHAREHOLDERS' EQUITY:
Interest-bearing Demand	$972,852	$4,477	1.85%	$898,340	$3,884	1.74%	$936,687	$3,216	1.38%
Money Market	908,807	6,632	2.94	876,242	5,968	2.74	929,774	5,104	2.20
Savings	281,560	52	0.07	287,765	72	0.10	319,728	64	0.08
Time	1,510,079	17,302	4.61	1,468,611	16,408	4.49	1,061,276	9,543	3.61
Total Interest-bearing Deposits	3,673,298	28,463	3.12	3,530,958	26,332	3.00	3,247,465	17,927	2.21

Short term borrowings	241,713	3,324	5.53	316,025	4,446	5.66	94,067	1,507	6.43
Long-term debt	23,870	262	4.41	40,571	533	5.28	54,347	194	1.43
Subordinated debt and trust preferred securities	46,122	424	3.70	46,275	424	3.69	47,782	507	4.26
Total Interest-bearing Liabilities	3,985,003	32,473	3.28	3,933,829	31,735	3.24	3,443,661	20,135	2.35

Noninterest-bearing Demand	778,380			781,136			810,140
Other Liabilities	61,839			58,714			69,451
Shareholders' Equity	553,675			546,001			504,535
Total Liabilities & Shareholders' Equity	$5,378,897			$5,319,680			$4,827,787

Net Interest Income		$38,766			$36,456			$36,444
Taxable Equivalent Adjustment (1)		253			260			202
Net Interest Income (taxable equivalent basis)		$39,019			$36,716			$36,646

Total Yield on Earning Assets			5.69%			5.51%			5.08%
Rate on Supporting Liabilities			3.28			3.24			2.35
Average Interest Spread			2.42			2.26			2.74
Net Interest Margin			3.12			2.97			3.29
(1)Presented on a fully taxable-equivalent basis using a 21% federal tax rate and statutory interest expense disallowance.

ALLOWANCE FOR CREDIT LOSSES AND ASSET QUALITY (Unaudited):

(Dollars in thousands)	Jun. 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023	Jun. 30, 2023
Allowance for Credit Losses on Loans:
Beginning balance	$33,524	$34,187	$34,004	$32,588	$31,265

Purchase credit deteriorated loans	—	—	—	—	336

Loans Charged off
Commercial real estate	—	—	—	—	—
Commercial and industrial	(56)	—	(19)	—	(109)
Construction	—	—	—	—	—
Residential mortgage	(2)	(28)	(9)	—	—
Consumer	(4)	(22)	(17)	(32)	(65)
Total loans charged off	(62)	(50)	(45)	(32)	(174)
Recoveries of loans previously charged off
Commercial real estate	4	—	—	—	—
Commercial and industrial	—	—	—	—	—
Construction	—	—	—	—	—
Residential mortgage	29	—	—	7	—
Consumer	11	6	7	14	4
Total recoveries	44	6	7	21	4
Balance before provision	33,506	34,143	33,966	32,577	31,431
Provision for credit losses - loans	1,782	(619)	221	1,427	1,157
Balance, end of quarter	$35,288	$33,524	$34,187	$34,004	$32,588

Nonperforming Assets
Total nonperforming loans	9,999	10,389	14,216	13,458	15,846

Foreclosed real estate	441	5,110	293	905	489
Total nonperforming assets	10,440	15,499	14,509	14,363	16,335

Accruing loans 90 days or more past due	—	25	—	12	9
Total risk elements	$10,440	$15,524	$14,509	$14,375	$16,344

RECONCILIATION OF NON-GAAP MEASURES (Unaudited)
Explanatory note: This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). Mid Penn’s management uses these non-GAAP financial measures in their analysis of Mid Penn’s performance. For tangible book value, the most directly comparable financial measure calculated in accordance with GAAP is book value. We believe that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per common share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing tangible book value. Income tax effects of non-GAAP adjustments are calculated using the applicable statutory tax rate for the jurisdictions in which the charges (benefits) are incurred, while taking into consideration any valuation allowances or non-deductible portions of the non-GAAP adjustments. Adjusted earnings per common share excludes from income available to common shareholders certain expenses related to significant non-core activities, including merger-related expenses, net of income taxes. For return on average tangible common equity, the most directly comparable financial measure calculated in accordance with GAAP is return on average equity. The efficiency ratio is often used by management to measure its noninterest expense as a percentage of its revenue. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of Mid Penn’s results and financial condition as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Management believes that this non-GAAP supplemental information will be helpful in understanding Mid Penn’s ongoing operating results. This supplemental presentation should not be construed as an inference that Mid Penn’s future results will be unaffected by similar adjustments to be determined in accordance with GAAP. The reconciliation of the non-GAAP to comparable GAAP financial measures can be found in the tables below.
Tangible Book Value Per Share

(Dollars in thousands, except per share data)	Jun. 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023	Jun. 30, 2023

Shareholders' Equity	$559,686	$550,968	$542,350	$528,711	$525,888
Less: Goodwill	127,031	127,031	127,031	127,031	127,031
Less: Core Deposit and Other Intangibles	5,626	6,051	6,479	6,970	7,453
Tangible Equity	$427,029	$417,886	$408,840	$394,710	$391,404

Common Shares Outstanding	16,580,595	16,565,637	16,573,707	16,580,347	16,567,578

Tangible Book Value per Share	$25.75	$25.23	$24.67	$23.81	$23.62
Adjusted Earnings Per Common Share Excluding Non-Recurring Income and Expenses

	Three Months Ended
(Dollars in thousands, except per share data)	Jun. 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023	Jun. 30, 2023

Net Income Available to Common Shareholders	$11,771	$12,133	$12,098	$9,236	$4,836
Less: BOLI Death Benefit Income	487	1,460	—	—	—
Plus: Merger and Acquisition Expenses	—	—	—	352	7,944
Less: Tax Effect of Merger and Acquisition Expenses	—	—	—	74	1,668
Net Income Excluding Non-Recurring Income and Expenses	$11,284	$10,673	$12,098	$9,514	$11,112

Weighted Average Shares Outstanding	16,576,283	16,567,902	16,574,199	16,571,825	16,235,106

Adjusted Earnings Per Common Share Excluding Non-Recurring Income and Expenses	$0.68	$0.64	$0.73	$0.57	$0.68

Return on Average Tangible Common Equity

	Three Months Ended
(Dollars in thousands)	Jun. 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023	Jun. 30, 2023

Net income available to common shareholders	$11,771	$12,133	$12,098	$9,236	$4,836
Plus: Intangible amortization, net of tax	336	338	388	382	364
	$12,107	$12,471	$12,486	$9,618	$5,200

Average shareholders' equity	$553,675	$546,001	$537,219	$529,067	$504,535
Less: Average goodwill	127,031	127,031	127,031	127,031	120,631
Less: Average core deposit and other intangibles	5,833	6,259	6,716	7,210	7,016
Average tangible shareholders' equity	$420,811	$412,711	$403,472	$394,826	$376,888

Return on average tangible common equity	11.57%	12.15%	12.31%	9.69%	5.55%
Efficiency Ratio

	Three Months Ended
(Dollars in thousands)	Jun. 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023	Jun. 30, 2023

Noninterest expense	$28,224	$28,520	$28,389	$29,229	$35,128
Less: Merger and acquisition expenses	—	—	—	352	7,944
Less: Intangible amortization	425	428	491	484	461
Less: Loss (Gain) on sale or write-down of foreclosed assets, net	42	—	—	(18)	(126)
Efficiency ratio numerator	$27,757	$28,092	$27,898	$28,411	$26,849

Net interest income	38,766	36,456	37,000	37,480	36,444
Noninterest income	5,329	5,837	5,117	5,346	5,220
Less: BOLI Death Benefit	487	1,460	—	—	—
Efficiency ratio denominator	$43,608	$40,833	$42,117	$42,826	$41,664

Efficiency ratio	63.65%	68.80%	66.24%	66.34%	64.44%